Exhibit 99.1

For additional information, contact:
Richard D. Callicutt II
President and Chief Executive Officer
David B. Spencer
Senior Executive Vice President and Chief Financial Officer
336-869-9200

BNC BANCORP ANNOUNCES
ACQUISITION OF CERTUSBANK, N.A. BRANCHES

High Point, NC (June 1, 2015) - BNC Bancorp (“BNC,” NASDAQ: BNCN), the parent company for Bank of North Carolina (the “Bank”), today announced that the Bank has entered into a definitive agreement with CertusBank, N.A., a national bank (“Certus”), pursuant to which the Bank has agreed to purchase, and Certus has agreed to sell, approximately $284 million in customer deposits, approximately $210 million in loans, and seven branch offices of Certus’ South Carolina banking operation. The Bank is paying a premium of 2.75% with respect to the assumed deposits. The branches are located in the Greenville, Spartanburg, Easley, Greer and Mauldin communities. The transaction is expected to be immediately accretive to BNC’s fully diluted earnings per share, excluding deal costs.

Commenting on the announcement, Rick Callicutt, President and Chief Executive Officer of BNC, said, “I’d like to personally welcome Certus’ customers and employees to the BNC family. South Carolina is a very important part of our Company and we look forward to ‘Delivering More’ to each and every one of our new customers.

The Upstate Region is one of the fastest growing and most dynamic regions in the Southeast and one where further expansion has been a high priority for us. With this addition, BNC further expands our concentration in the highest growth markets in the Carolinas: Greenville, Charleston, Charlotte, and the Triangle and Piedmont Regions of North Carolina.”

Len Davenport, recently named President and Chief Executive Officer of Certus, said, “I’d like to thank our customers who have entrusted us with their relationship. Our teammates have provided the highest levels of service to our customers each and every day. We are confident it will continue with BNC.”

The consummation of the transaction is subject to customary closing conditions, including receipt of all necessary regulatory approvals, and is expected to be completed in the fourth quarter of 2015.

Troutman Sanders LLP provided legal counsel to BNC, while Banks Street Partners, LLC served as financial advisor to BNC. Nelson Mullins Riley & Scarborough LLP provided legal counsel to Certus, while Sandler O’Neill + Partners LP served as financial advisor to Certus.

INVESTOR PRESENTATION

Further information on the terms of this transaction will be included in a Form 8-K to be filed by BNC with the Securities and Exchange Commission ("SEC") and will be available at http://www.bncdeliversmore.com/investorpresentation.

ABOUT BNC BANCORP

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with $4.17 billion in assets. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 47 banking offices in North and South Carolina, which will increase to 60 banking offices, to include Virginia after completion of the pending acquisition of Valley Bank, which is expected to close in the third quarter of 2015. The Bank’s 12 locations in South Carolina operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is traded and quoted in the NASDAQ Capital Market under the symbol “BNCN.” BNC Bancorp’s website is www.bncbancorp.com.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements regarding the anticipated timing and impact of Bank of North Carolina’s purchase and assumption of certain loans and deposits of CertusBank, N.A. Such statements are based on our current beliefs and expectations are inherently subject to risks and uncertainties, many of which are beyond our control. Potential risks and uncertainties include, but are not limited to, the risk of not receiving required regulatory approvals and changes in local and national economic conditions. Accordingly, actual results may differ materially from those in such forward-looking statements. BNC Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.